UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2014

THE CHEFS’ WAREHOUSE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 East Ridge Road, Ridgefield, CT 06877
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 894-1345

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Chefs’ Warehouse, Inc. Executive Change in Control Plan

On August 1, 2014, upon approval and recommendation by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Chefs’ Warehouse, Inc. (the “Company”), the Board approved and adopted The Chefs’ Warehouse, Inc. Executive Change in Control Plan (the “Plan”) for certain senior executives and officers of the Company, as determined by the Committee.

Under the Plan, upon a termination of a participant’s employment by the Company without Cause or a resignation by the participant for Good Reason within the two-year period commencing on the date of a change in control, subject to the participant’s execution and non-revocation of a release, the participant will be entitled to receive the following benefits:

•	A cash amount equal to the participant’s base salary multiplied by the applicable severance multiple;

•	A cash amount equal to the participant’s reference bonus multiplied by the applicable severance multiple;

•	If the termination of employment occurs during the calendar year in which the change in control occurs, a prorated target annual bonus for the year of termination, and if the termination of employment occurs in a calendar year following the calendar year in which the change in control occurs, a prorated annual bonus for the year of termination paid at the same time and in the same form as annual bonuses are paid to active employees generally based on actual performance in respect of the performance year provided that all individual performance goals will be deemed attained at 100%; and

•	A lump-sum cash payment in lieu of benefits continuation.

The applicable severance multiples range from one to three based on the participant’s position. The applicable severance multiple for the Chief Executive Officer is three; for other Named Executive Officers is two; and for Executive Vice Presidents is one.

If any of the payments or benefits under the Plan are deemed to be parachute payments under Section 280G of the Internal Revenue Code, as amended (the “Code”), and be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if the reduction would give the participant a better after-tax result than if he received the full payments and benefits.

The foregoing summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference. All defined terms referenced above have the meanings ascribed thereto in the Plan.

Alexandros Aldous Severance Agreement

On August 1, 2014, the Company entered into a severance agreement (the “Severance Agreement”) with Alexandros Aldous, its General Counsel and Corporate Secretary. Pursuant to the terms of the Severance Agreement, Mr. Aldous will be entitled to receive an amount equal to twelve (12) months of his base salary as in effect as of the date of the Severance Agreement or on the effective date of his termination, whichever is greater, following our termination of his employment without “cause.” Mr. Aldous’s agreement defines “cause” as the termination of his employment by the Company due to: (i) his conviction of, or plea of, nolo contendere, with respect to any felony, or any act of fraud, embezzlement or dishonesty by him against the Company or any of its subsidiaries; (ii) the commission of any act or omission by him involving fraud with respect to the Company or any of its subsidiaries or in connection with any relationship between the Company or any of its subsidiaries and any customer or supplier; (iii) his use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of his duties; (iv) the gross negligence or willful misconduct in the performance of his duties with respect to the Company or any of its subsidiaries; or (v) his failure to follow the lawful directives of the Company’s president and chief executive officer where he has been given written notice of the acts or omissions constituting such failure and has failed to cure such conduct, where susceptible to cure, within thirty (30) days following such notice.

The foregoing summary is qualified in its entirety by reference to the Severance Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith to this Current Report on Form 8-K.

2

Exhibit No.	Description
10.1	The Chefs’ Warehouse, Inc. Executive Change in Control Plan.
10.2	Severance Agreement, made as of August 1, 2014, by and between The Chefs’ Warehouse, Inc. and Alexandros Aldous.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name: Title:	Alexandros Aldous General Counsel and Corporate Secretary
Date: August 6, 2014

Exhibit Index

Exhibit No.	Description
10.1	The Chefs’ Warehouse, Inc. Executive Change in Control Plan.
10.2	Severance Agreement, made as of August 1, 2014, by and between The Chefs’ Warehouse, Inc. and Alexandros Aldous.